Computer Business Sciences, Inc.
Dealer Master Agent Agreement and License

ARTICLE I - PARTIES

This Agreement is made by and between Computer Business Sciences. Inc, a New York corporation, having its principal office and place of business at 144-15 Union Turnpike, Flushing, New York, 11367 and America's New Beginning, Inc., having its principal office and place of business at 200 Hempstead Avenue, West Hempstead New York, 11722

RECITALS IT IS MUTUALLY contemplated AND AGREED AS FOLLOWS: AS, Master Agent desires to purchase and resell software, hardware, products and services of CBS. To operate as a distributor/agent representing the business of CBS, and using its MARKS and good will; and WHEREAS, CBS is further desirous of distributing its products and services and aiding the Master Agent on a non exclusive basis, with the use of CBS names, and trademarks: "Talkie", "Talkie-Software", "Pay-As-You Use", "Call-Back USA', "TalkieGlobe", 'Talkie-Fax", 'Talkie-Dial", "Talkie-Query", "Talkie-Trans', "Talkie-Ad",'Talkie-Form",'Talkie-Mail",
'Talkie-Audio", "Talkie-Gen", TCS", and Info-Systems"; and

WHEREAS, CBS and Master Agent are agreeable thereto upon the terms and conditions more particularly herein set forth; and WHEREAS, Master Agent acknowledges that CBS owns certain software and hardware systems for the operation of Long distant Rostellar under the name 'Talkie-Globe". CBS uses and owns the service mark "Talkie" and related logos, and possesses all rights under various registered copyrights, trademarks, service marks, trade names, and other marks which CBS developed or own. and may develop or own in the future; and styles including distinctive logos and also certain copyrighted material embodying the use of such marks including but not limited to enumerate marks and has promoted the use of and acceptance of such Marks through its own operations and operations of licensees, and is developing an international marketing and sales system identified with its Marks which has public acceptance and good will and identifying to the public the existence of CBS company products, services and additionally newly developed ~ 9 marks and registered are reserved for CBS (all hereinafter generally referred to as "Marks"); and

WHEREAS, CBS possesses rights under various registered copyrights, trademarks. service marks, trade names and styles including distinctive logos and also certain copyrighted material embodying the use of such networks including but not limited to enumerate marks and (all hereinafter generally referred to and to be included as "Marks') CBS has promoted the use of and acceptance of such Marks through its own operations and the operations of licensees and is developing an international sales system identified with its Marks which has public acceptance and good will and identifying to the public the existence of Talkie's voice processing software modules and programs, CBS service bureau, and BCS software accounting system; and

WHEREAS, CBS expressly disclaims the making of, and Master Agent acknowledges that it has not received or relied upon, any warranty or guaranty, express or implied, as to the revenues, profits or success of the this dealership venture contemplated by this Agreement. Master Agent acknowledges that it has read this Agreement and conducted its own independent research, agrees that this is not a 'franchised offering', and that it has no knowledge of any representations by CBS, or its officers, shareholders, employees or agents that are contrary to the statements made in this Agreement or the terms herein; and WHEREAS, Licensor has developed and perfected a plan and/or system utilizing CBS software and hardware ("System") for providing licensed FCC telephone companies , and resellers of long distance services, certain facilities, hardware and software, and related services; other products and services of distinctive nature, and of other distinguishing characteristics, placed in operation by CBS provided under the name "CBS", 'Computer Business Sciences, "Info Systems', 'Talkie', 'Talkie Globe". The distinguishing characteristics of said System and of the Business services provided pursuant thereto, include the following:
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(1) The words 'Talkie', "Talkie-Software", Pay-As-You Use", 'Call-Back USA".
"Talkie-Globe", 'Talkie-Fax", "Talkie-Dial",'Talkie-Query", "Talkie-Trans", "Talkie-Ad','Talkie-Form", "Talkie-Mail", "Talkie-Audio", "TalkieGen", "BCS", Info-Systems'or other combinations of words, either alone, or in combination or association with any color scheme or pattern, office design, insignia, slogans, signs, emblems trade names, trade marks. service marks, or with the CBS service, now or hereafter provided or used by CBS as part of C. Restrictions on the Goods and Services Sold Under the Marks.

(i) Master Agent agrees to use the MARKS in connection with, and exclusively for, the promotion and conduct of CBS business, as provided hereunder,

(ii) Master Agent agrees that for the purpose of protecting and enhancing the value and good will of the Marks and of insuring that the public may rely upon said Marks as identifying quality, @ and standard of business, that the license granted by this agreement is subject to the continued faithful adherence by Master Agent to the standards, terms and conditions set forth in, or established in accordance with this Agreement.

D. Master Agent's obligation to Protect and Defend the Licensed Market

(i) Master Agent recognizes and acknowledges that CBS is the sole and exclusive owner of the Marks and hereby agrees not to register or attempt to register such Marks, in CBS's name or that of any other @ persons, corporation or any entity and that it will not use the Marks or any part thereof as any part of any corporate name and does promise not to do anything to derogate that ownership or call it into question. Master Agent does hereby obligate itself to call to CBS's attention any infringing uses it deems of (ii) Immediately upon the expiration or termination of this Agreement or any renewal hereof, Master Agent agrees to cease and forever abstain from using the aforesaid Marks and shall return within thirty (30) days to CBS or effectively destroy all documents at Master Agent's sole expense, which shall include but not be limited to instructions, display items, and the like bearing any of the Marks .

E. License to use Trade Secrets

Operating manuals, formulas, software. hardware, CBS vendors, customer lists and computer programs, among other things, may all be deemed trade secrets. CBS has a protectable interest in those secrets and the Master Agent hereby acknowledges CBS's interest in preserving the Trade Secrets, and information disclosed in writing as confidential, and CBS requires that the Master Agent keep them confidential during the term of the Agreement and after its termination or expiration. Failure to do so is a material breach of this Agreement and Master Agent Acknowledges that it will cause irreparable harm to CBS.

F. Master Agent's Minimum Sales Provision.

In consideration of the opportunity to establish and maintain a CBS Dealership and license as herein provided @r Agent represents and shall purchase a minimum of ten (10) Talkie/Globe systems annually and/or a minimum of gross sales in excess of one (S 1,800,000) million eight hundred thousand dollars, annually.

ARTICLE 3 - DEALER'S FINANCIAL OBLIGATIONS TO CBS

A. Should Master Agent utilize any maintenance and or service agreements of CBS, or the reselling of services to Master Agent customers, or Agent or customer shall pay to CBS monthly service fees. Amount of said fees shall be under the exclusive direction of CBS.

B. All terms of payment and credit approval shall be upon CBS invoice and discretion. A service charge not to exceed 1 1/2% monthly or the highest legal contract rate may be added to all accounts not paid within thirty (30) days of date of invoice. Master Agent agrees to promptly review and advise CBS concerning any corrections which may be required in invoices received. Invoices outstanding for more than sixty (60) days without advice of correction shall be deemed to represent the true and correct statement of Master Agent's account. Failure to pay within sixty (60) days of the date of invoice shall be deemed a material breach of this Agreement and CBS, may at its sole discretion may terminate this Agreement with notice without any recourse by Master Agent.
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C. In the event Master Agent shall:

(a) enter into any partnership, joint venture, joint operating agreement, or other entity relationship with any other party or parties for le providing of telecommunications services;

(b) operate, either singly or with another or others any business or entity for the providing of telecommunications services:

(c) sell telecommunication services; or

(d) otherwise participate in the sale of the time or services created by the use of CBS telecommunication equipment; where the telecommunication equipment and/or software utilized for the providing of such telecommunication services is that of Computer Business Sciences, Inc., InfoSystems ("TALKIE"), or any subsidiary or affiliate thereof then Master Agent shall pay to Computer Business Sciences Inc., a sum equal to forty-five percent (45%) of the net revenues derived by the Master Agent from each and any gross revenues less only the direct costs of providing die telecommunication services, and shall not be reduced by the Master Agent's overhead, partnership distribution, or general expenses. The Master Agent shall at all times maintain not less than a 5 1 % interest in any entity, partnership, joint venture, or relationship with any other party or parties providing telecommunication services.

ARTICLE 4 - DEALER'S OBLIGATIONS REGARDING OPERATIONS

A. Master Agent shall commence operations within ninety (30) days from the date of this Agreement from at least one CBS "Talkie/Globe Long Distance Reseller System (hereafter Talkie/Globe System).

B. Master Agent shall purchase for its operations a minimum 10 systems annually at the rate of one "Talkie/Globe" system per month the first six months of this Agreement. Completing minimum sales requirement during second half of each year of this Agreement. During each year thereafter. the annual sales requirements must be satisfied by December 1, of the calendar year. Master Agent recognizes that CBS shall has the right to establish and adjust the minimum sales requirement for master Agent during the life of this Agreement. In no event shall Master Agent be restricted from generating additional sales over the minimum requirement for Master Agent.

C. CBS at its option may require Master Agent to prominently display CBS's then current signs. insignia, symbols, slogans and other forms and devices as specified from time to time by CBS for uniform system and Marks recognition by the public. Master Agent may not use any of CBS's Marks in any advertising or promotion without the prior written approval of CBS.

D. All service and maintenance on CBS's equipment or equipment used in connection with this Agreement shall be performed by CBS or their authorized representatives under a CBS service Agreement.

ARTICLE 5 - INDEMNIFICATION REQUIREMENTS:

A. 1. To the fullest extent permitted by law, the Master Agent shall indemnify defend, protect. and hold harmless CBS, its agents and employees, their respective partners, officers, directors, shareholders, representatives, agents, employees , and anyone else acting for or on behalf of any or them (herein individually called "Indemnitee" and collectively called Indemnitee") from and against all liabilities, damages, losses, claims, demands, lawsuits, proceedings, arbitrations, and actions of any nature whatsoever ("Claims") which arise out of or are connected with, or are claimed to arise out of or be connected with:

2. The performance of Work or any act or omission of Master Agent, its Contractors, Subcontractors, subsubcontractors, suppliers, materialmen or anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable, regardless of whether or not such claims or expense in caused in part by an Indemnitee;

3. The use, misuse, erection, maintenance, operation or failure of any machinery or equipment whether or not such machinery or equipment was furnished, rented, bought, leased or loaned by the CBS or their officers, employees, agents, servants or others, to Master Agent.

4. Without limiting the generality of the foregoing, such defense and indemnity includes all Claims on account of bodily and personal injury, death or Property damage and loss to any Indemnitee, any of Indemnitee's employees, agents, contractors or subcontractors, licensees or invites, or any other persons, whether based upon, or claimed to be based upon, statutory (including, without limiting the generality or the foregoing, worker's compensation),
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contractual, tort or other liability of any Indemnity or any other persons. In addition, the Claims indemnified against shall include all claims for trademark-, copyright or patent infringement, for unfair competition or infringement of any other soiled "intangible" property rights, for defamation, false arrest, malicious prosecution or any other infringement of personal or property rights of any kind whatever or which arise, or is specified in the contract Documents, including, without limitation. these General conditions. CBS expressly understands and agrees that any performance bond or insurance protection required by the Contract Documents, or otherwise provided to CBS, shall in no way limit the responsibility to indemnify, save, and hold harmless and defend the Indemnity as herein provided. The indemnification provisions contained herein shall be included in each of CBS's and Master Agents Subcontracts and shall be in favor of the Indemnitee and Master Agent. Any Indemnity, at its election. may defend against or settle any Claim, or at the request of any Indemnity, Master Agent shall assume the defense on behalf of such Indemnitee, of any such Claim, provided however, that any attorney employed In such defense must be satisfactory to such lndemnitee. Master Agent shall bear any and all expense, whether incurred or paid, of any Indemnitee because of any Claim or other matter indemnified against hereunder, including without limitation, attorneys' and consultants' fees and expenses, court costs, and costs related to the defense of, or preparing for the defense against, any such Claim, even if such Claim is groundless, false or fraudulent 1.In any and all Claims against the Indemnitee by any employee of Master Agent any Subcontractor, supplier, materialmen anyone directly or indirectly employed by any of them or anyone for whose acts any of then may be liable. the indemnification obligation under this section 2 shall not be limited in any way by any limitation on the amount or @ or damages, compensation or benefits payable by or for Master Agent or any Contractor. subcontractor, or sub-subcontractor under workers' or workman's compensation acts, disability benefit acts or other employee benefit acts.

2. Master Agent shall further indemnify defend, protect, and hold harmless the Indemnity

3. Indemnity from and against any and all claims and shall bear any and all expense, whether incur-red or paid, of any Indemnitee (including without limitation, attorneys and consultants' fees and expenses, costs related to preparing for and/or defending any action and court costs) suffered, incurred of any kind.

4. Master Agent shall pay any judgment finally awarded in any Claim which is brought against any Indemnitee, regardless of whether the Indemnitee or Master Agent directs the defense thereof, and shall pay any amounts payable in settlement or compromise of any such claim. In the event that Master Agent is requested but refuses to honor its indemnity obligations hereunder, then Master Agent shall, in addition to its other obligations, plus the cost of bringing any action to enforce Master Agent's indemnity obligations, Including, without limitation, attorneys' and consultants' fees, expenses, and court costs, to t the party re questing indemnity

ARTICLE 6 - MASTER AGENT INSURANCE REQUIREMENTS:

A. Upon execution of this Agreement Master Agent shall file with the CBS valid duplicate original certificates of Insurance and/or, at the CBS's option, a certified copy of the insurance policies and any and all endorsements or riders thereto, evidencing compliance with all requirements contained in this contract, all in form and substance satisfactory to CBS. Master Agent shall provide CBS with proof of payment of premium in full for the current annual period or, if such premiums are financed, evidence that premiums are current.

B. Acceptance and/or approval of the insurance herein does not and shall not be construed to relieve Master Agent from any obligations, responsibilities or liabilities under this Agreement.

C All insurance required by the contract shall be obtained at the sole cost and expense of Master Agent, shall be maintained with insurance carriers properly licensed to do business in all states required by the terms of this Contract and acceptable in all respects, to CBS; shall be'primary" and non-contributing to any insurance maintained by Owner-, shall contain a Waiver of Subrogation in favor of CBS; so that in no event shall the insurance carriers have any right of recovery against CBS, their agents or employees; shall contain a separation of insured provision (severability of interest clause); shall provide written notice be given to CBS, and all additional insured and certificate holders at least thirty (30) days prior to the cancellation, non-renewal or modification of any such policies, which notice shall be evidenced by return receipt of United States certified mail; shall name CBS, and any subsidiary, parent or affiliates of the CBS and their partners, directors, officers, agents, and employees or other persons or entities with an insurable interest designated by the CBS as additional insured thereunder.

D. Master Agent shall cause all insurance to be in full force and effect as of the date of this Agreement and to remain in full force and affect throughout the term of this Agreement and as further required by this Contract. Master Agent shall not take any action, or plan to take any action that would suspend or invalidate any of the required coverage during the time period such coverage are required to be in effect.

E. Not less than thirty (30) days prior to the expiration date or renewal date, Master Agent shall supply Master Agent with updated replacement Certificates of Insurance, amendatory riders, and endorsements, and/or certified copies of insurance policies, together with evidence of payment of the premium, that clearly evidence the continuation of all of the terms and conditions of the coverage, limits of protection, and scope of coverage as was provided by the expiring Certificates of Insurance, certified copies of insurance policies and amendatory riders or endorsements as originally supplied

F. If Master Agent fails to purchase and maintain or fails to require to be purchased and maintained, the liability insurance specified in this Contract, CBS may (but shall not be obligated to) purchase such insurance on the Master Agent's behalf and shall be entitled to be repaid by Master Agent for any premiums paid therefor.

G. Master Agent shall select reputable and financially sound insurers to underwrite the required Coverage acceptable to Owner. In all instances, each insurer selected must be rated at least "AT(Excellent) Class 'VH' in the most recently published Bests insurance Report. If an insurer's rating falls below "A-' (Excellent) Class 'VH' during the term of the policy the insurance must be replaced no later than the renewal date of the policy with an insurer acceptable to CBS and having an "A-' (Excellent) Class "VII" rating in the most recently published Best's Report.

H. No act or emission of any insurance agent, broker or insurance company representative shall relieve Master Agent of any of its obligations under this Contract.

1. Master Agent throughout the term of this Contract or as otherwise required by this Contract, shall obtain and maintain in full force and effect the following casualty/liability insurance with limits not less than specified herein and as required by the terms or this Contract or as required by law', whichever is greater:

J. Commercial General Liability Insurance or its coverage equivalent is to be provided under the Insurance Service Office's (ISO) most current form. with a combined single limit for bodily injury and property damage of not less than $______ , which insurance shall include a comparable limit with respect to Personal Injury and Advertising injury, as well as (any other). (Master Agent may be provided with a combination of primary and umbrella/excess liability policies.) Such insurance shall include the following coverage:

A. Premises Operations coverage, including Independent contractors, with limits of liability applying on a per location basis.

B. Product Liability and Completed operations coverage, with the provision that coverage shall extend for a period of at least twelve (12) months from the date of final completion and acceptance by the Owner of an of Contractor's Work.

C. Personal injury and Advertising Liability coverage to Include Injury sustained by any person as a result of an offense directlv or indirectly related to employment of such person by the insured, or by any other person and liability assumed under contracts.

D. Extended Bodily injury cover-age with respect to bodily injury resulting from the use of reasonable force to protect persons or property.

E. Premises and Operations Medical Payments coverage.

F. Broad Form Property Damage Liability coverage, including coverage for completed operations.

G. Explosion, Collapse, and Underground Property Damage Coverage providing protection for Property damage resulting from these hazards.

H. Worker's Compensation, Occupational Diseases benefits, Voluntary Compensation, and Disability Benefits, Longshoremen's and Harber Worker's compensation, Admiralty/Jones Act Defense Base Act and any other federal and/or state coverage, as required, for not less than the statutory limits, and if applicable, an "Other States Endorsements"; Employers' Liability Insurance or stop-Gap Employers, Liability insurance with limits of not less than by accident $1,000,000 each accident by disease $ 1,000,000 policy limit by disease

$1,000,000 each employee; (These limits may be provided through a combination of primary and umbrella/excess liability policies.).

I. The following shall be named an additional insured in all insurance policies required under this Contract:

L. The following shall be identified as certificate holders in all insurance policies required under this Contract:

ARTICLE 7 - NON COMPETE

During the term of this Agreement and for a period of two (2) years after the expiration or termination of this Agreement or any renewal hereof. neither MasterAgent nor Master Agent's principals or associates, whether individually or through a partnership or corporation, will engage, either directly or indirectly, in the operation of any telecommunications, telephone long distance businesses or any of the business activates of CBS in the United States and Canada.

ARTICLE 8 - DEFAULT

No failure to perform in accordance with any of the terms or conditions of this or any collateral agreement, or other fault or defect shall be deemed to exist or occur unless such failure cannot be cured or if curable shall continue for ten no more than ten (10) days following mailing or wiring to the party to be put into default of written notification of such failure, except however, that if the failure to perform is the non-payment, in excess of thirty (30) days,. of moneys due and in such failure shall continue for three (3) days or more following mailing or wiring to the party to be put into default of written notification of such failure. In addition, in the event of non-payment under this Agreement or any collateral agreement as above provided, CBS may require Master Agent to furnish complete up-to-date financial information.

ARTICLE 9 - Term

This Agreement shall be in effect from the date of acceptance and execution by CBS and continue for three (3) years unless terminated sooner as provided herein, and may be renewed at the option of the Master Agent under CBS's then current standard terms for new dealers, for additional successive periods of three (3) years, for a sum of two (2) such periods (total of 6 years) provided that Master Agent has complied with the provisions contained herein. Master Agent must notify CBS of its election to exercise such option to renew in writing ninety (90) days prior to the expiration of his Agreement of any renewal hereof.

ARTICLE 10 - TERMINATION

A. TERMINATION BY MASTER AGENT.

Master Agent being in good standing, may terminate this- Agreement at any time by giving ninety (90) days written notice to CBS, except that such termination shall not relieve MASTER AGENT of any obligation to CBS that shall have matured under this Agreement or under any collateral written agreement of the parties.

B. TERMINATION BY CBS CBS may terminate this Agreement and revoke all licenses upon the occurrence of the following: a) If Master Agent is in default or fails to fulfill any provision of this Agreement,

b) If Master Agent discontinues the active conduct of its business;

c) Upon the transfer or assignment of any part of Master Agent business assets which results in the passage of control of the business, unless consented to in writing by CBS;

d) Upon the insolvency, the making of an assignment for benefit of creditors, appointment for a receiver or trustee of any part of the assets of Master Agent's business, the service of a warrant of attachment upon any of the assets of the business or upon service of an execution.

ARTICLE I I - RIGHTS OF CBS IN EVENT OF TERMINATION Upon termination of this Agreement, CBS shall be entitled to recover immediately upon termination from Master Agent all moneys due under this Agreement. together with interest at the highest level contract rate and all costs and expenses, including reasonable attorney's fees and disbursements. incurred or accrued by CBS in enforcing its rights under this Agreement. Master Agent shall deliver and CBS may 'assume possession of any service guaranty by CBS. Master Agent also entitles CBS the option to exercise only upon termination, for the assignment for collection of Master Agent accounts receivable. Master Agent also assigns at CBS's option all telephone lines, 800 line services and vanity numbers, telephone listings, International and Domestic Private Lines, as described herein shall take effect upon termination. CBS shall also have the exclusive option and right to assume any and all leases for equipment. Master Agent shall return to CBS, or effectively destroy, all literature, signs, advertising material, promotional matter and other materials identifying the form Master Agent with CBS and shall immediately cease to refer to or identify itself with CBS or use the Marks or any simulation thereof. Master Agent shall thereafter take no action detrimental to CBS or the Business of CBS. Master Agent irrevocably authorizes, appoints and empowers CBS as Master Agent's lawful attorney in fact, to act for Master Agent and in its name, place and stead 12 to do all acts and things herein provided for upon termination; to sell or resell the same; to execute all contracts, instruments and documents of transfer of ownership, or otherwise; and to pay the costs and expense of doing such acts and things. It is agreed that after expiration or termination, any use of the Marks by Master Agent will result in irreparable injury to CBS and Master Agent hereby consents to the entry of an order enjoining Master Agent from using CBS Marks in any way

ARTICLE 12 - COMPLIANCE WITH LAWS Master Agent shall be solely responsible for compliance with all laws. statutes. ordinances, orders or codes of any public or governmental authority pertaining to the use of CBS products, services and particularly the reselling of domestic and long distance, domestic and international private line telephone voice services and its business, and for payment of all taxes, permits, license and registration fees and other charges or assessments arising out of the establishment and operation of Master Agent's business.

ARTICLE 13 - RELATIONSMP BETWEEN PARTIES CBS and Master Agent are not and shall not be considered is joint venturers, partners, agents, servants, employees or fiduciaries of each other or as, franchiser or franchisee, and neither shall have the power to bind or obligate the other except as set forth in this Agreement. There shall be no liability on the part of CBS to any person for any debts incurred by Master Agent unless CBS agrees in writing to pay such debts. Master Agent acknowledges and represents that it is completely independent of CBS.

ARTICLE 14 - WAIVER

The failure of either party to enforce at any time any of the provisions of this Agreement or to exercise any option or remedy herein provided shall in no way be construed to be a waiver of such provisions of in any way to affect the validity of this Agreement. The exercise by either party of any of their rights hereunder or of any options or remedies under the terms of covenants herein shall not prejudice them from thereafter exercising the same or any other right it may have under this Agreement irrespective of any previous action or proceeding taken by the parties hereunder. AU remedies contained herein are cumulative and severable.

ARTICLE 15 - TRANSFER, ASSIGNMENT AND SUBLICENSE CBS's rights under this Agreement shall inure to the benefit of its successors and assigns. Such rights may be assigned provided that the assignee shall agree in writing to assume all of CBS's obligations hereunder and notice therefore is served upon Master Agent. Such assignment shall discharge CBS from any further obligation hereunder. The license herein granted is personal to Master Agent and cannot be transferred, assigned or sublicense without the prior written consent of CBS, which consent shall not be unreasonably withheld. In the event CBS shall consent in writing to a transfer, assignment or sublicense, the transferee, assignee, or sublicenses shall be bound by each and all covenants and conditions contained herein and shall have no right to the Master transfer of this license except with the prior written consent of CBS.

ARTICLE 16 - SEPARABILITY

In the event that any provision herein is in conflict with the law of any state of jurisdiction, such provision shall be deemed not to be a part of this Agreement in that jurisdiction.

ARTICLE 17 - READINGS

Headings in this Agreement are inserted solely for the purpose of convenience of reference and are in no manner to be construed as part of the Agreement.

ARTICLE 18 - SIGNATORY LIABILITY All signatories to this Agreement, whether individually, a partner on behalf of the partnership, or corporate officer on behalf of the corporation, are to be deemed parties hereto and hereby agree to be jointly and severally bound by the terms and conditions contained herein and agree that they shall act as guarantors for any unpaid balance on Master Agent's account with CBS. Such signatories hereby expressly waive and dispense with all rights and defenses as guarantors to include, but not restricted to notice of acceptance of this Agreement, notices of non-payment or nonperformance, notices of amount of indebtedness outstanding at any time, protests, demands and prosecution of collection, foreclosure and possessory remedies.

ARTICLE 19 - DEALER'S WARRANTIES ON EXECUTION OF AGREEMENT Master Agent hereby acknowledges by execution of this Agreement that Master Agent has read and understands each and every term and condition of this Agreement and the documents referred to below and is not relying on any representations, promises or agreements not expressed herein-and that this Agreement supersedes and cancels any previous understanding or agreement between the parties relating to the subject covered hereby. Specifically, Dealer warrants:

a) It understands this Agreement contemplates the operation of a business by Master Agent and the Master Agent's success will depend upon Master Agent's active participation in such business;

b) It has investigated the potential of the effect of CBS's non-exclusive territory. Master Agent agrees that the non-exclusivity of TERRITORY is a reasonable and shall not effect the business of Master Agent.

c) It has examined and is fully conversant with CBS's PROCEDURES, PRODUCTS, SERVICES AND SALES.

ARTICLE 20 - NO ORAL REPRESENTATIONS OR SIDE AGREEMENTS

      This Agreement. when accepted in by an authorized officer of CBS, together with any collateral written agreement. signed by an authorized officer of CBS, constitutes the entire Agreement and understanding between the parties and NO OTHER REPRESENTATION. PROMISE OR AGREEMENT, ORAL OR OTHERWISE. SHALL BE OF ANY FORCE OF EFFECT.

      This Agreement when accepted in by an authorized officer of Master Agent together with any collateral written agreement, signed by an authorized officer of CBS, constitutes the entire Agreement and understanding between the parties and NO OTHER REPRESENTATION, PROMISE OR AGREEMENT, ORAL OR OTHERWISE, SHALL BE OF ANY FORCE OF EFFECT.

ARTICLE 21 - ENFORCEMENT

At CBS's option, any dispute or disagreement between the parties hereto arising out of or relating to this agreement shall be submitted the American Arbitration Association in New York City under the rules then in effect, and judgment upon the award may be entered in any court having jurisdiction.

ARTICLE 22 - NOTICES AND PAYMENTS.

AR notices and statements to be given and all payments to be made hereunder shall be given or made at the respective addresses of the parties as set forth above unless notification of a change of address is given in writing. Any notice shall be sent by registered or certified mail and shall be deemed to have been given at the time mailed.

IN WITNESS WHEREOF, intending to be legally bound, the parties have signed this Dealer Master Agent Agreement and License on February 1996.

Witness: Computer Business Sciences.
By:
Witness: America's New Beginning. Inc

STATE OF NEW YORK
ss::
COUNTY OF NEW YORK

On this day of 1996, before me personally came Marty Silver, known to be to be the person described herein and who executed the foregoing instrument on behalf of the Contractor, who, being by me duly sworn, did depose and say: the he resides at that he is the President of America's New Beginning, Inc., the Corporation that executed the foregoing contract and that he is duly authorized by said Corporation to sign his name on behalf of America's New Beginning.

Notary Public

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

ARTICLE 22 - NOTICES AND PAYMENTS.

All notices and statements to be given and all payments to be made hereunder shall be given or made at the respective addresses of the parties as set forth above unless notification of a change of address is given in writing. Any notice shall be sent by registered or certified mail and shall be deemed to have been given at the time mailed.

IN WITNESS WHEREOF, intending to be legally bound, the parties have signed this Dealer Agent Agreement and License on February 1996.

Witness:
Witness:

STATE OF NEW YORK
COUNTY OF NEW YORK

Computer Business Sciences, Inc.


By: /s/ Doron Cohen
Doron Cohen, President

America's New Beginning, Inc.


By: /s/ Marty Silver
Marty Silver, President

:ss.:

On this 25th day of February 1996, before me personally came Marty Silver, known 1996, before me personally came Marty Silver, known to be to be the person described herein and who executed the foregoing instrument on behalf of the Contractor, who, being by me duly sworn, did depose and say: that he resides at that he is the President of America's New Beginning, Inc., the Corporation that executed the foregoing contract and that he is duly authorized by said Corporation to sign his name on behalf of America's New Beginning.

Notary Public

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